Exhibit 99.1
Insulet Announces Changes to Board of Directors with Retirements and New Appointments

Flavia Pease and Timothy Stonesifer to join Board of Directors

Shacey Petrovic and Corinne Nevinny to retire from the Board at the Company’s 2024 Annual Meeting

ACTON, Mass.— January 18, 2024 — (BUSINESS WIRE)— Insulet Corporation (NASDAQ: PODD) (Insulet or the Company), the global leader in tubeless insulin pump technology with its Omnipod® brand of products, today announced the following appointments to the Company’s Board of Directors, effective January 18:

•Flavia Pease, Corporate Executive Vice President and Chief Financial Officer at Charles River Laboratories
•Timothy Stonesifer, Chief Financial Officer at Alcon Inc.

In addition, the Company announced Shacey Petrovic and Corinne Nevinny will retire from the Board during the Company’s 2024 Annual Meeting in May.

“We are excited to welcome Flavia and Tim to the Insulet Board,” said Timothy Scannell, Chairman of Insulet’s Board of Directors. “They are both highly respected leaders who have had distinguished careers and critical leadership roles in prominent corporations. Their skills should support and enhance our commitment to excellence and innovation. We look forward to benefitting from their expertise and insights.”

Ms. Pease has extensive industry expertise and has managed finance organizations of expanding, large-scale businesses. She joined Charles River in 2022 as Corporate Executive Vice President and Chief Financial Officer where she leads the Finance and Procurement Functions. Prior to joining Charles River, Ms. Pease served in a variety of leadership roles at Johnson & Johnson over her 23-year tenure, including Vice President and Group Chief Financial Officer of Johnson & Johnson’s global Medical Devices business, and Vice President, Finance for Janssen North America. Ms. Pease holds a Bachelor of Science in Economics from the Pontifícia Universidade Católica in Rio de Janeiro, Brazil, and a Master of Business Administration from Santa Clara University.

Mr. Stonesifer is a seasoned executive with over 30 years of global financial and operational experience. He has been the Chief Financial Officer at Alcon Inc. since April 2019. Prior to joining Alcon, he served as Executive Vice President and Chief Financial Officer at Hewlett Packard Enterprise (HPE) from November 2015 through September 2018. Before joining HPE, he served as Chief Financial Officer of General Motors’ International Operations from 2011 to 2014. Earlier in his career, Mr. Stonesifer served in a number of chief financial officer roles at divisions of General Electric during his 21-year tenure. Mr. Stonesifer holds a Bachelor of Arts in Economics from the University of Michigan.

Ms. Petrovic, who has nearly six years of distinguished Board service, joined Insulet in 2015 as Chief Commercial Officer and served as President and Chief Executive Officer for over three years. Ms. Nevinny is retiring from the Board after five years of distinguished service.

“As we say goodbye to Shacey Petrovic and Corinne Nevinny, we thank them for their invaluable contributions and dedication to Insulet’s mission to improve the lives of people with diabetes,” continued Mr. Scannell. “Shacey’s time with us is marked by her visionary and inspiring leadership, which has been instrumental to our growth trajectory. Her legacy, combined with Corinne’s significant insights and contributions, leaves an incredibly positive mark on our Company’s journey, inspiring us to continue pushing boundaries and achieving new milestones.”

About Insulet Corporation:

Insulet Corporation (NASDAQ: PODD), headquartered in Massachusetts, is an innovative medical device company dedicated to simplifying life for people with diabetes and other conditions through its Omnipod product platform. The Omnipod Insulin Management System provides a unique alternative to traditional insulin delivery methods. With its simple, wearable design, the disposable Pod provides up to three days of non-stop insulin delivery, without the need to see or handle a needle. Insulet’s flagship innovation, the Omnipod 5 Automated Insulin Delivery System, is a tubeless automated insulin delivery system, integrated with a continuous glucose monitor to manage blood sugar with no multiple daily injections, zero fingersticks, and can be fully controlled by a compatible personal smartphone or the Omnipod 5 Controller. Insulet also leverages the unique design of its Pod by tailoring its Omnipod technology platform for the delivery of non-insulin subcutaneous drugs across other therapeutic areas. For more information, please visit insulet.com and omnipod.com.

©2024 Insulet Corporation. Omnipod is a registered trademark of Insulet Corporation.

Contacts:

Investor Relations:
Deborah R. Gordon
Vice President, Investor Relations
(978) 600-7717
dgordon@insulet.com

Media:
Angela Geryak Wiczek
Senior Director, Corporate Communications
(978) 932-0611
awiczek@insulet.com

Source: Insulet Corporation

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